Exhibit 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Chile corresponding to the headings below that is contained in Exhibit 99.D to the Annual Report. To the extent the information in this section differs from the information contained in the Annual Report, you should rely on the information in this section. Capitalized terms used but not defined in this section have the meanings ascribed to them in the Annual Report.

REPUBLIC OF CHILE

Recent Developments

The Chilean Government

On February 5, 2025, Law No. 21,730 was published in the Official Gazette establishing the Ministry of Public Safety (Ministerio de Seguridad Pública). This new ministry is tasked with assisting the President of the Republic in matters concerning the safeguarding, maintenance and promotion of security and public order, as well as crime prevention and the protection of individuals in security-related issues. The Ministry of Public Safety will be responsible for formulating, designing, and evaluating national policies and strategies aimed at preventing and combating both national and transnational organized crime, drug trafficking, and acts of terrorism.

On May 6, 2025, President Boric received the final report from the Commission for Peace and Understanding (Comisión para la Paz y el Entendimiento or the “Commission”), a cross-sectorial body whose purpose was to advise the President of the Republic of Chile with the objective of (i) advancing the relationship between the Mapuche people and the government, and (ii) developing a long-term solution to the territorial conflict in the Biobío, La Araucanía, Los Ríos, and Los Lagos Regions of Chile. According to the Commission’s final report, the demand for land may continue to grow indefinitely and may reach a total demand of 486,008 hectares, in the absence of alternative reparation mechanisms, with an approximate cost of US$4 billion. On June 19, 2025, President Boric announced the submission of a constitutional reform bill aimed at formally recognizing the Republic’s indigenous peoples. The proposed legislation acknowledges the indigenous groups already recognized under Chilean law, including the Mapuche, Aymara, Rapa Nui, Atacameño or Lickanantay, Quechua, Colla, Diaguita, Chango, Kawésqar, Yagán, and Selk'nam communities. In addition, the bill would recognize both the individual and collective rights of these communities and enshrine the principle of interculturality within the National Constitution. The initiative represents an important step toward recognition and reparation, in line with recommendations from the Commission.

On May 10, 2025, Law No. 21,738 was published in the Official Gazette establishing a national search and priority-alert system to identify and locate fugitives from justice. Its primary objectives are to strengthen the National Registry of Fugitives, facilitate the identification of the individuals listed therein, and, in specified cases, make the registry public as a measure to protect society. The law authorizes various public institutions to access the registry in order to expedite searches and empowers the Investigative Police authorizes Chile to disseminate the relevant information through the media or any other channel it deems necessary.

On May 29, 2025, Law No. 21,748 was published in the Official Gazette creating a direct subsidy that reduces the interest rate on mortgage loans used exclusively to purchase new housing by up to 60 basis points. A total of 50,000 subsidies will be available to borrowers who meet the following criteria: (i) the loan must finance the first sale of the housing unit; (ii) the property price may not exceed 4,000 UF; and (iii) the applicant must satisfy the requirements of the Guarantee Programme to Support New Housing (Programa de Garantías Apoyo a la Vivienda Nueva) under the sixth transitory article of Law No. 21,534, which established the Special Guarantee Fund (Fondo de Garantías Especiales, “FOGAES”). Lenders must pass the full amount of the subsidy through to the borrower by reducing the applicable interest rate and must also verify that all eligibility conditions are met. In addition, the law introduces a new state-backed guarantee under FOGAES that accompanies the interest-rate subsidy. The guarantee covers up to 60% of the property’s value and remains in force for half of the loan term, subject to a minimum of five years and a maximum of fifteen years.

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On June 10, 2025, the Senate approved a reform of the country’s political parties law, which will now proceed to the Chamber of Deputies for further discussion. The proposed legislation is designed to reduce political fragmentation by introducing electoral thresholds and imposing sanctions on members who resign from their parties. The bill establishes a 5% national vote threshold for parties to gain access to seats in Congress, with certain exceptions for parties that secure a specified number of congressmen. The reform aims to improve female representation in Congress and to modify existing rules on political party financing to strengthen transparency and improve oversight of electoral spending.

Financial Sector

On March 11, 2025, the Financial Market Commission (Comisión para el Mercado Financiero, “CMF”) issued General Rule No. 533, which (i) specifies circumstances in which a director of a listed company will not be deemed “independent” if, during the preceding 18 months, the director has maintained a material economic, professional, credit or commercial relationship, interest or dependency with the company; and (ii) regulates the minimum content that CMF-regulated parent companies must incorporate in their policies for appointing directors to their subsidiaries. The provisions described in item (i) take effect on November 11, 2026 and will apply to all board elections held on or after that date. Parent companies subject to CMF supervision must amend their appointment policies to comply with item (ii) no later than December 11, 2025.

On March 19, 2025, the Financial Analysis Unit (Unidad de Análisis Financiero, “UAF”) issued Circular No. 62, which consolidates and updates the UAF’s regulations on preventing money laundering, terrorist financing and the proliferation of weapons of mass destruction. The circular establishes an updated regulatory framework that allows regulated entities to adopt a risk-based approach in their internal policies and procedures, consistent with international standards.

Cybersecurity

On June 4, 2025, the National Cybersecurity Agency (Agencia Nacional de Ciberseguridad) published General Instruction No. 1 in the Official Gazette. The instruction requires all providers of essential services, as defined in article 4 of Law No. 21,663, to register on the Agency’s platform for reporting cybersecurity incidents. The measure entered into force on June 11, 2025. Failure to comply constitutes a minor infringement punishable by fines of up to 5,000 UTM. “Essential services” include those rendered by public-sector entities and the National Electric Coordinator, services operated under a public concession, and services provided by private companies in the following sectors: (i) energy generation, transmission, distribution; (ii) fuel supply; (iii) drinking water and sanitation; (iv) telecommunications and digital infrastructure; (v) third-party-managed digital and IT services; (vi) land, air, rail, or maritime transportation; (vii) banking, financial services, and payment systems; (viii) social security, postal, and courier services; (ix) institutional healthcare; and (x) pharmaceutical production or research.

Environment

On May 23, 2025, Law No. 21,744 was published in the Official Gazette, creating the National Forestry Service (Servicio Nacional Forestal) as a decentralized public agency with legal authority and its own assets, under the authority of the Ministry of Agriculture. The new agency assumes the functions of the National Forestry Corporation (Corporación Nacional Forestal) and expands upon them. Its mandate is to protect, promote, conserve, restore and ensure the sustainable management of Chile’s forests and other vegetation formations, and to prevent and combat forest fires.

2025 Budget

On December 13, 2024, Law No. 21,722 was published in the Official Gazette, approving the 2025 budget (“2025 Budget”) as submitted by the Chilean government to Congress in September 2024. The following table sets forth the main macroeconomic assumptions underlying the 2025 Budget when the bill was submitted to Congress:

2025 Budget Assumptions

Real GDP growth (% change compared to the prior year)	2.7
Real domestic demand growth (% change compared to the prior year)	3.4
CPI (average annual % change)	4.2
Annual average nominal exchange rate (Ps./US$1.00)	887
Annual average copper price (US$ cents per pound)	430
Source: Chilean Budget Office.

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As part of the quarterly update of the figures contained in the Public Finances Report (Informe de Finanzas Públicas), the macroeconomic assumptions underlying the 2025 Budget were updated on April 23, 2025. As a result, the following table sets forth the current macroeconomic assumptions as of June 2025 underlying the 2025 Budget:

Current Budget Assumptions

Real GDP growth (% change compared to the prior year)	2.5
Real domestic demand growth (% change compared to the prior year)	2.6
CPI (average annual % change)	4.4
Annual average nominal exchange rate (Ps./US$1.00)	979
Annual average copper price (US$ cents per pound)	426
Source: Chilean Budget Office.

Under the June assumptions, central government revenues, when measured in constant pesos of 2025, were budgeted at Ps. 75,798 billion in 2025. Central government expenditures, when measured in constant pesos of 2025, were budgeted at Ps. 81,592 billion in 2025. As a result, the effective deficit was budgeted to amount to 1.7% in 2025, while the central government’s gross debt was budgeted to reach 42.3% of GDP in 2025.

The government has announced a series of corrective measures following the official outcome regarding the 2024 Structural Balance target in the last Public Finances Report dated April 23, 2025. If these measures are fully implemented, central government revenues, measured in constant 2025 pesos, would be budgeted to reach Ps. 76,594 billion in 2025. Central government expenditures, also in constant 2025 pesos, would be budgeted at Ps. 81,379 billion. As a result, the revised effective deficit would be 1.4% of GDP in 2025.

While the government believes that its assumptions and targets for the Chilean economy included in the 2025 Budget (and its updates) were reasonable when formulated, actual outcomes are beyond its control or significant influence, and will depend on future events. Accordingly, the government’s fiscal performance could differ from the assumptions, targets and estimates set forth in the relevant budget. Furthermore, the government may subsequently adjust the macroeconomic assumptions to reflect the latest developments relating to domestic and external factors.

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THE ECONOMY

Economic Performance Indicators

The following table sets forth changes in the monthly economic activity index (“Imacec”), Mining Imacec and Non-mining Imacec for the periods indicated:

Imacec, Mining Imacec and Non-mining Imacec
(% change from same period in previous year)

	Imacec	Mining Imacec	Non- mining Imacec
2025
January	2.9	(0.8)	3.4
February	0.1	(7.2)	1.1
March	3.7	4.6	3.7
April	2.5	10.7	1.8

Source: Chilean Central Bank.

The following table sets forth certain macroeconomic performance indicators for the periods indicated:

	Current Account (millions of US$)(1)	GDP Growth (in %)(2)	Domestic Demand Growth (in %)(2)
2024
First quarter	1,175.8	3.3	2.7
Second quarter	(1,863.8)	1.2	(1.5)
Third quarter	(2,387.8)	2.0	(0.2)
Fourth quarter	(1,777.0)	4.0	4.3
2025
First quarter	629.7	2.3	1.2

Notes:

(1) Current account data for the periods indicated.

(2) Compared to the same period in prior year.

Source:  Chilean Central Bank.

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Gross Domestic Product

In the three-month period ended March 31, 2025, real GDP increased 2.3% compared to the same period in 2024. During the three-month period ended March 31, 2025, aggregate domestic demand increased 1.2%, gross fixed capital formation increased 1.4%, total consumption increased 2.0%, exports increased 10.7% and imports increased 9.0%, in each case in real terms and compared to the same period in 2024.

The following tables present GDP and expenditures measured at current prices and in chained volume at previous period prices, each for the periods indicated:

Nominal GDP and Expenditures
(at current prices for period indicated, in billions of Chilean pesos)

	Three-month period ended March 31,
	2024	2025
Nominal GDP	76,533	82,042
Aggregate domestic demand	72,044	77,057
Gross fixed capital formation	17,534	18,904
Change in inventories	537	113
Total consumption	53,973	58,040
Private consumption	42,822	45,903
Government consumption	11,151	12,137
Total exports	26,930	29,699
Total imports	22,441	24,714
Net exports	4,489	4,985

Source: Chilean Central Bank.

Real GDP and Expenditure
(chained volume at previous period prices, in billions of Chilean pesos)

	Three-month period ended March 31,
	2024	2025
Real GDP	51,630	52,814
Aggregate domestic demand	51,149	51,764
Gross fixed capital formation	11,833	12,003
Change in inventories	504	166
Total consumption	38,812	39,595
Private consumption	31,455	32,016
Government consumption	7,374	7,603
Total exports	13,845	15,331
Total imports	13,882	15,133
Net exports	(37)	198

Source: Chilean Central Bank.

Composition of Demand

The primary component of aggregate demand is private consumption, which as a percentage of GDP, represented 70.7% in the three-month period ended March 31, 2024. Government consumption was 14.8% in the three-month period ended March 31, 2025. Another key component of demand, gross fixed capital formation, was 23.0% of GDP in the three-month period ended March 31, 2025 and 22.9% in the three-month period ended March 31, 2024.

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The following table presents nominal GDP by categories of aggregate demand for the periods indicated:

Nominal GDP by Aggregate Demand
(percentage of total GDP, except as indicated)

	Three-month period ended March 31,
	2024	2025
Nominal GDP (in billions of Chilean pesos)	76,533	82,042
Domestic absorption	94.1	93.9
Total consumption	70.5	70.7
Private consumption	56.0	55.9
Government consumption	14.6	14.8
Change in inventories	0.7	0.1
Gross fixed capital formation	22.9	23.0
Exports of goods and services	35.2	36.2
Imports of goods and services	29.3	30.1

Source: Chilean Central Bank.

Savings and Investment

In the three-month period ended March 31, 2025, total gross savings (or domestic gross investment) reached 23.2% of GDP, same level observed in 2023.

The following table presents information for savings and investment for the periods indicated:

Savings and Investment
(% of GDP)

	Three-month period ended March 31,
	2024	2025
National savings	25.0	24.0
External savings	(1.4)	(0.8)
Total gross savings or domestic gross investment	23.6	23.2

Source: Chilean Central Bank.

Principal Sectors of the Economy

In the three-month period ended March 31, 2025, the primary sector increased by 3.8% (representing 15.7% of total nominal GDP), the manufacturing sector increased by 0.7% (representing 9.0% of total nominal GDP) and the services sector increased by 3.4% (representing 65.5% of total nominal GDP), in each case, compared to the three-month period ended March 31, 2024 and in real terms. The increase in the primary sector was driven by an increase in mining and copper, and the increase in the manufacturing sector was mainly driven by an increase in foodstuffs, beverages and tobacco and chemical and metal products. The increase in the services sector was mainly due to higher activity in transport, construction, and housing services.

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The following tables present changes in real GDP by sector and their respective growth rates for the periods indicated:

Nominal GDP by Sector
(% of GDP, except as indicated)

	Three-month period ended March 31,
	2024		2025
Primary sector		15.8		15.7
Agriculture, livestock and forestry		3.9		4.6
Fishing		0.5		0.8
Mining		11.4		10.3
Copper		10.2		9.2
Other		1.2		1.1
Manufacturing sector		9.1		9.0
Foodstuffs, beverages and tobacco		3.4		3.9
Textiles, clothing and leather		0.1		0.1
Wood products and furniture		0.4		0.4
Paper and printing products		0.6		0.5
Chemicals, petroleum, rubber and plastic products		2.2		2.0
Non-metallic mineral products and base metal products		0.4		0.4
Metal products, machinery and equipment and miscellaneous manufacturing		1.9		1.9
Services sector		65.2		65.5
Electricity, oil and gas and water		4.2		4.3
Construction		5.6		5.9
Trade and catering		10.1		10.5
Transport		5.8		6.2
Communications		2.4		2.5
Financial services		13.4		13.1
Housing		7.3		7.6
Personal services		12.2		11.3
Public administration		4.1		4.2
Subtotal		90.0		90.2
Net adjustments for payments made by financial institutions, VAT and import tariffs		10.0		9.8
Total GDP		100		100
Nominal GDP (in billions of Chilean pesos)	Ps.	84,662	Ps.	82,042

Source: Chilean Central Bank.

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Change in GDP by Sector
(% change from same period in previous year, except as indicated)

	Three-month period ended March 31,
	2024		2025
Primary sector		22.5		3.8
Agriculture, livestock and forestry		200.2		2.3
Fishing		10.1		(8.2)
Mining		(12.5)		6.1
Copper		(8.7)		4.8
Other		(20.6)		7.3
Manufacturing sector		7.6		0.7
Foodstuffs, beverages and tobacco		25.1		(3.8)
Textiles, clothing and leather		6.6		(4.8)
Wood products and furniture		(1.5)		5.4
Paper and printing products		(14.0)		19.6
Chemicals, petroleum, rubber and plastic products		0.0		3.6
Non-metallic mineral products and base metal products		(6.0)		(7.6)
Metal products, machinery and equipment and miscellaneous manufacturing		(2.0)		2.0
Services sector		(3.0)		3.4
Electricity, oil and gas and water		(13.8)		15.0
Construction		2.1		0.4
Trade and catering		8.9		4.8
Transport		4.4		10.0
Communications		(0.6)		2.1
Financial Services		2.7		0.3
Housing		(0.0)		1.8
Personal Services		(23.3)		2.8
Public Administration		(3.4)		3.1
Subtotal		(0.2)		3.3
Net adjustments for payments made by financial institutions, VAT and import tariffs		1.0		0.1
Total GDP		(0.2)		3.3
Real GDP (chained volume at previous year prices, in billions of Chilean pesos)	Ps.	49,969	Ps.	51,629

Source: Chilean Central Bank.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

Chile’s balance of payment recorded a deficit of US$255 million for the three-month period ended March 31, 2025, compared to a deficit of US$572 million for the same period in 2024.

Current Account

Chile’s current account recorded a surplus of US$630 million for the three-month period ended March 31, 2025, compared to a surplus of US$1,176 million for the same period in 2024.

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The merchandise trade surplus remained stable at US$6.9 billion for the three-month period ended March 31, 2025, compared to the same period in 2024. This stability reflects an increase in both merchandise exports and imports, which reached US$27.1 billion and US$20.2 billion in the three-month period ended March 31, 2025, respectively, compared to US$25.6 billion and US$18.6 billion in the same period in 2024.

Capital Account and Financial Account

Chile’s capital account recorded a deficit of US$107 million for the three-month period ended March 31, 2025, compared to a surplus of US$502 million for the same period in 2024.

The financial account registered a deficit of US$108 million for three-month period ended March 31, 2025, compared to a surplus of US$2.8 billion for the same period in 2024. This decrease in the deficit was mainly due to an increase in net portfolio investment and other investment.

The following table sets forth Chile’s balance of payments for the periods indicated:

Balance of Payment
(in millions of US$)

	Three-month period ended March 31,
	2024	2025
Current account
Current account, net	1,176	630
Goods and Services, net	4,799	5,127
Merchandise Trade Balance	6,935	6,900
Exports	25,550	27,080
Imports	18,615	20,181
Services	(2,136)	(1,773)
Credits	2,913	3,614
Debits	5,050	5,387
Income, net	(3,819)	(4,557)
Income from investment	(3,671)	(4,409)
Income from direct investment(1)	(2,997)	(3,695)
Abroad	1828	1,325
From abroad	4825	5,021
Income from portfolio investment	(485)	(609)
Dividends	401	408
Interest	(886)	(1,017)
Income from other investment	(189)	(105)
Credits	562	464
Debits	751	569
Current transfers, net	196	59
Credits	661	615
Debits	(465)	(556)
Capital and financial accounts
Capital and financial accounts, net	502	(107)
Capital account, net	24	0
Financial account, net	478	(108)
Direct investment, net	(2,189)	(1,818)
Direct investment abroad	2,217	1,484
Shares and other capital	1,448	414
Earnings reinvested	440	873

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Balance of Payment
(in millions of US$)

	Three-month period ended March 31,
	2024	2025
Debt instruments(2)	329	197
Direct investment to Chile	4,405	3,302
Shares and other capital	867	1,084
Earnings reinvested	2,401	2,269
Debt instruments(2)	1,137	(51)
Portfolio investment, net	1,492	1,809
Assets	1,092	4,996
Liabilities	(401)	3,187
Financial Derivatives, net	(1,348)	1,916
Other Investment, net(3)	14	(437)
Assets	3,693	595
Commercial credits	1,299	887
Loans	180	(278)
Currency and deposits	2,211	(6)
Other assets	4	(8)
Liabilities	(880)	108
Commercial credits	(222)	(664)
Loans(3)	(505)	585
Currency and deposits	(152)	189
Other liabilities	(0)	(0)
Assets in reserve, net	(572)	(255)
Errors and omissions, net	(572)	(738)
Financial account (excluding change in reserves)	(27,932)	(10,345)
Total balance of payments	(572)	(255)

Notes:

(1)     Includes interest.

(2)     Includes trade credits, loans, currency and deposits.

(3)     Short term net flows.

Source: Chilean Central Bank.

Merchandise Trade

The primary countries of origin of Chile’s imports for the three-month period ended March 31, 2025, were China (which accounted for 27.9% of total imports), the United States (19.0%), Argentina (8.7%), Brazil (7.3%), Germany (3.0%) and Japan (2.4%). The primary destinations of Chile’s exports for the three-month period ended March 31, 2025, were China (which received 40.0% of Chile’s total exports), the United States (16.7%), Japan (8.4%), South Korea (4.3%) and Brazil (7.3%). For the three-month period ended March 31, 2025, Chile’s exports to Asia, as a percentage of total exports, decreased to 57.6% from 62.2% in 2024, while the proportion of Chile’s exports to the United States increased to 16.7% from 13.2% for the same period in 2024.

For the three-month period ended March 31, 2025, merchandise exports totaled US$27.1 billion and merchandise imports totaled US$21.7 billion. Intermediate goods, such as oil and other fossil fuels, accounted for 51.6% of total imports for the three-month period ended March 31, 2025 reflecting no significant variation compared to the same period in 2024. Imports of consumer goods amounted to 28.6% of total imports for the three-month period ended March 31, 2025, which were higher compared to 27.1% for the same period in 2023. Imports of capital goods accounted for 19.8% of total imports for that period compared to 18.2% for the same period in 2024.

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The following tables set forth information regarding exports and imports for the periods indicated:

Geographical Distribution of Merchandise Trade
(% of total exports/imports)

	Three-month period ended March 31,
	2024	2025
Exports (FOB)
Americas:
Argentina	0.6	0.9
Brazil	4.3	4.5
Mexico	1.6	1.6
United States	13.2	16.7
Other	6.6	6.6
Total Americas:	26.4	30.3
Europe:
France	0.9	1.1
Germany	1.2	1.5
Netherlands	1.9	1.8
Spain	1.5	1.5
United Kingdom	0.6	0.5
Other	4.2	4.4
Total Europe:	10.3	10.8
Asia:
Japan	8.8	8.4
South Korea	5.2	4.3
Taiwan	1.1	0.7
China	42.1	40.0
Other	5.0	4.1
Total Asia:	62.2	57.6
Other:(1)	1.2	1.3
Total exports:	100.0%	100.0%
Imports (CIF)
Americas:
Argentina	7.6	8.7
Brazil	9.0	7.3
Mexico	1.9	1.9
United States	19.6	19.0
Other	8.9	7.4
Total Americas:	47.0	44.4
Europe:
France	1.5	1.4
Germany	3.4	3.0
Netherlands	0.7	0.6
Spain	2.0	2.1
United Kingdom	0.6	0.6
Other	6.4	6.5
Total Europe:	14.7	14.2
Asia:
Japan	2.7	2.4
South Korea	2.3	1.7
Taiwan	0.3	0.3
China	23.9	27.9
Other	5.5	6.4
Total Asia:	35.0	38.5
Other:(1)	3.3	2.9
Total imports:	100.0%	100.0%

Notes:

(1)	Includes Africa, Oceania and other countries, including those in tax free zones.

Source: Chilean Central Bank.

Services Trade

In the three-month period ended March 31, 2025, exported services increased 24% and imported services increased 7%, compared to the same period in 2024.

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MONETARY AND FINANCIAL SYSTEM

Monetary and Exchange Rate Policy

Monetary Policy and Interest Rate Evolution

On December 18, 2024, the Chilean Central Bank lowered the Tasa de Política Monetaria (“TPM”) to 5.0%, mainly to follow the decreasing trend in inflation, which was still above the 3.0% (+/-1.0%) target band. On June 17, 2025, the Chilean Central Bank announced it will maintain the TPM at 5.0%.

Inflation

The following table shows changes in the Consumer Price Index (“CPI”) and the Producer Price Index (“PPI”) for the periods indicated:

Inflation
(% change from the previous period)

	CPI	PPI(1)
Year ended December 31, 2023	3.9	(0.7)
Year ended December 31, 2024	4.5	11.2
Four-month period ended April 30, 2025	4.5	1.9

(1) Manufacturing, mining and electricity, water and gas distribution industries.

Source: CPI Report, National Institute of Statistics.

Exchange Rate Policy

The Chilean peso traded at Ps. 939.29/US$1.00 on June 18, 2025.

Observed Exchange Rates
(Chilean pesos per US$)

	High	Low	Average(1)	Period-End
Year ended December 31, 2023	945.60	781.49	839.07	884.59
Year ended December 31, 2024	996.35	877.12	943.58	992.12
Five-month period ended May 31, 2025	1,012.76	917.76	959.17	937.37
June 2025 (through June 18, 2025)	941.97	930.25	936.89	939.29

Notes:

(1)          Represents the average daily rates for the period indicated.

Source: Chilean Central Bank.

Unidades de Fomento

On June 18, 2025, one Unidad de Fomento was equal to Ps. 39,235.70.

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The following table shows the high, low, average and period-end Unidades de Fomento expressed in Chilean Peso for the periods indicated:

UF Values expressed in Chilean Peso

	High	Low	Average(1)	Period-End
Year ended December 31, 2023	36,789.36	35,122.26	35,974.37	36,789.36
Year ended December 31, 2024	38,416.69	36.679,62	37,508.22	38,416.69
Five-month period ended May 31, 2025	39,189.45	38,362.10	38,768.45	39,189.45
June 2025 (through June 18, 2025)	39,235.70	39,191.97	39,213.67	39,235.70

Notes:

(1)           Represents the average daily rates.

Source: Chilean Central Bank.

International Reserves

Net international reserves of the Chilean Central Bank totaled approximately US$42.4 billion as of March 31, 2025, reflecting no significant variation compared March 31, 2024.

The following table shows the composition of net international reserves of the Chilean Central Bank as of the dates indicated:

Net International Reserves of the Chilean Central Bank
(in millions of US$)

	As of May 31,
	2024	2025
Chilean Central Bank:
Assets:
Gold	19	26
Special Drawing Rights (SDRs)	3,414	3,534
Reserve position in the IMF	613	646
Foreign exchange and bank deposits	5,374	1,271
Securities	36,415	40,302
Other assets(1)	—	—
Total	45,834	45,780
Liabilities
Reciprocal Credit Agreements	—	—
Bonds and promissory notes	—	—
Accounts with international organizations	86	85
SDR allocations	3,305	3,340
Short Term Liabilities	—	—
Total	3,391	3,424
Total international reserves, net	42,443	42,356

Notes:

(1)	Includes reciprocal credit agreements with central banks members of the Latin American Integration Association (ALADI)’s Agreement of Reciprocal Payments and Credits.

Source: Chilean Central Bank.

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Money Supply

The following table sets forth the monetary aggregates as of the dates indicated:

Monetary Aggregates
(in billions of Chilean pesos)

	As of May 31
	2024	2025
Currency in circulation	10,269.2	10,681.8
Demand deposits at commercial banks	7,823.0	8,004.5
Monetary Base	18,092.2	18,686.3
Currency in circulation	10,269.2	10,681.8
Demand deposits at commercial banks	47,786.0	48,479.7
M1(1)	58,055.2	59,161.4
Total time and savings deposits at banks	126,852.3	131,173.8
Others	2,475.2	2,918.6
M2(2)	187,382.8	193,253.9
Foreign currency deposits at Chilean Central Bank	32,514.9	29,535.1
Documents of Chilean Central Bank	20,030.3	19,095.6
Letters of Credit	76.9	64.6
Private Bonds	36,263.2	39,402.7
Others	70,710.2	83,704.9
M3(3)	346,978.2	365,056.8

Notes:

(1)	M1: Currency in circulation plus checking accounts net of float, demand deposits at commercial banks other than the former and other than demand savings deposits.
(2)	M2: M1 plus time deposits, time savings deposits, shares of mutual funds invested in up to one year term debt instruments and collections by saving and credit cooperatives (excluding time deposit of the mutual funds previously mentioned and of saving and credit cooperatives).
(3)	M3: M2 plus deposits in foreign currency, documents issued by the Chilean Central Bank, Chilean treasury bonds, letters of credit, commercial papers, corporate bonds, shares of the other mutual funds and shares of pension funds in voluntary savings (excluding mutual funds’ and pension funds’ investments in M3 securities).

Source: Chilean Central Bank.

The following tables show changes in selected monetary indicators for the period indicated:

Selected Monetary Indicators
(in % change from March 31, 2024)

As of March 31, 2025
M1 (% change)	0.3
M2 (% change)	2.1
Credit from the financial system (% change)	4.7
Average annual Chilean peso deposit rate (%)(1)	1.0

Notes:

(1)	Represents real interest rates for a period of 90 to 365 days.

Source: Chilean Central Bank.

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The following table shows liquidity and credit aggregates as of the dates indicated:

Liquidity and Credit Aggregates
(in billions of Chilean pesos)

	As of March 31,
	2024	2025
Liquidity aggregates (at period end)	16,891	17,245
Monetary base:
Currency, excluding cash in vaults at banks	10,439	10,717
M1(1)	58,667	58,826
M2(2)	186,290	190,109
M3(3)	345,074	355,355
Credit aggregates (at period end):
Private sector credit	228,144	233,655
Public sector credit	19,885	21,508
Total domestic credit(4)	203,019	204,350
Deposits:(4)
Chilean peso deposits	192,021	196,780
Foreign-currency deposits	40,390	39,283
Total deposits	232,410	236,062

Notes:

(1)            Currency in circulation plus Chilean peso-denominated demand deposits.

(2)            M1 plus Chilean peso-denominated savings deposits.

(3)            M2 plus deposits in foreign currency, principally U.S. dollars. Does not include government time deposits at the Chilean Central Bank.

(4)            Includes capital reserves and other net assets and liabilities.

Source: Chilean Central Bank.

Financial Sector

General Overview of Banking System

The following table provides certain statistical information on the financial system:

Chilean Financial System
(in millions of US$, except for percentages)

	As of April 30, 2025
	Assets		Loans		Deposits		Shareholder’s Equity(1)
	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)
Domestically owned private sector banks	359,686	85.0%	328,449	84.9%	183,351	83.4%	31,237	86.1%
Foreign owned private sector banks(2)	1,654	0.4%	876	0.2%	404	0.2%	778	2.1%
Private sector total	361,340	85.4%	329,325	85.2%	183,755	83.6%	32,015	88.3%
Banco Estado	61,571	14.6%	57,327	14.8%	36,107	16.4%	4,244	11.7%
Total banks	424,396	100.0%	386,652	100.0%	219,861	100.0%	36,259	100.0%

Notes:

(1)            Corresponds to the “Capital Básico”, which includes capital and reserves.

(2)            Foreign-owned subsidiaries of foreign banks are classified as domestically owned private-sector banks. If they were classified as foreign-owned private-sector banks, the market share of foreign-owned private-sector banks as of October 31, 2024 would be as follows: assets: 41.0%, loans: 40.9%, deposits: 35.1% and shareholders’ equity: 42.5%, with the corresponding reduction in the market share of domestically owned private-sector banks.

Source: CMF.

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The following table sets forth the total assets of the five largest Chilean private sector banks, state owned Banco Estado and other banks in the aggregate as of the dates indicated:

	As of April 30, 2025
	In billions of Chilean Pesos	Market Share (%)
Banco Santander-Chile	69,275.2	17.0%
Banco del Estado de Chile	59,229.1	14.6%
Banco de Chile	55,291.2	13.6%
Banco de Crédito e Inversiones	83,116.1	20.4%
Banco Itaú Chile	41,613.4	10.2%
Other banks	98,297.3	24.2%
Total Banking System	406,822.3	100.0%

Source: CMF

The following table sets forth information on bank operation efficiency indicators for the periods indicated:

Financial System Indicators
(%)

	As of April 30,
	2024	2025
Return on assets	0.4	0.5
Return on equity	4.9	5.6
Non-performing loans as a percentage of total loans	2.3	2.3
Gross operational margin/assets	0.6	0.6
Operating expenses/operating revenue	115.5	114.1
Operating expenses/average total assets	0.6	0.6

Source: CMF

Institutional Investors

The principal institutional investors active in Chile (listed by size of investment portfolio, in descending order) are the pension funds, insurance companies and mutual funds.

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The following table sets forth the amount of assets of the various types of institutional investors in Chile as of March 31, 2025:

Total Assets of Institutional Investors
(in billions of US$)

	Pension Funds (AFPs)	Insurance Companies	Mutual Funds	Investment Funds(1)	Foreign Capital Investment Funds	Total
As of March 31, 2025	199.9	78.7	85.0	n.a.	n.a.	363.6

Notes:

(1)            Includes international investment funds.

n.a.= Not available

Source: CMF, Superintendency of Pensions.

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Pension Funds and the Chilean Pension System

As of March 31, 2025, the AFPs held aggregate financial assets totaling approximately US$199.9 billion, compared to US$177.3 billion as of March 31, 2024.

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Public Sector Finances

Fiscal Responsibility Law

Pension Reserve Fund

The table below sets forth the contributions to, and withdrawals from, the Pension Reserve Fund (“FRP”) for the fourth-month period ended April 30 2025, as well as the total assets of the FRP at the end of April 2025:

	Contribution	Withdrawals	Total Assets at April 30, 2025

	(in millions of US$)
Fourth-month period ended April 30, 2025	—	(332.4)	9,360.7

Economic and Social Stabilization Fund

The table below sets forth the contributions to and withdrawals from the FEES during the periods indicated, as well as the total assets of the FEES as of the end of April 2025:

	Contribution	Withdrawals	Total Assets at April 30, 2025

	(in millions of US$)
Fourth-month period ended April 30, 2025	—	—	3,811.1

Government Revenue

Taxation

In the three-month period ended March 31, 2025, tax revenues represented 21.65% of GDP, reflecting an increase of 3.5%, as compared to the same period in 2024.

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PUBLIC SECTOR DEBT

Central Government External Bonds

As of May 28, 2025, Chile had the following global bonds outstanding:

•	1.750% €975,280,000 Notes due January 20, 2026;

•	3.125% US$600,788,000 Notes due January 21, 2026;

•	0.100% €1,000,000,000 Notes due January 26, 2027;

•	2.750% US$1,500,000,000 Notes due January 31, 2027;

•	3.240% US$1,793,691,000 Notes due February 6, 2028;

•	0.555% €918,000,000 Notes due January 21, 2029;

•	4.850% US$1,700,000,000 Notes due January 22, 2029;

•	1.440% €670,697,000 Notes due February 1, 2029;

•	1.875% €1,273,559,000 Notes due May 27, 2030;

•	2.450% US$1,465,534,000 Notes due January 31, 2031;

•	3.875% €1,600,000,000 Notes due July 9, 2031;

•	0.830% €1,954,685,000 Notes due July 2, 2031;

•	3.750% €1,700,000,000 Notes due January 14, 2032;

•	2.550% US$1,500,000,000 Notes due January 27, 2032;

•	2.550% US$2,250,000,000 Notes due July 27, 2033;

•	3.500% US$1,500,000,000 Notes due January 31, 2034;

•	4.125% €1,175,688,963 Notes due July 5, 2034;

•	4.950% €1,649,852,623 Notes due January 5, 2036;

•	1.300% €750,000,000 Notes due July 26, 2036;

•	5.650% US$1,600,000,000 Notes due January 13, 2037;

•	1.250% €1,269,017,000 Notes due January 29, 2040;

•	3.100% US$2,700,000,000 Notes due May 7, 2041;

•	4.340% US$2,000,000,000 Notes due March 27, 2042;

•	3.625% US$330,062,000 Notes due October 30, 2042;

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•	3.860% US$1,051,796,000 Notes due June 21, 2047;

•	3.500% US$2,318,357,000 Notes due January 25, 2050;

•	2.550% €1,250,000,000 Notes due January 22, 2051;

•	4.000% US$1,000,000,000 Notes due January 31, 2052;

•	3.500% US$1,500,000,000 Notes due April 15, 2053;

•	5.330% US$1,481,658,578 Notes due January 5, 2054;

•	3.100% US$2,000,000,000 Notes due January 22, 2061; and

•	3.250% US$1,000,000,000 Notes due September 21, 2071.

Central Government Internal Bonds

As of May 28, 2025, Chile had the following local bonds outstanding:

•	0.0% Ps. 1,575,000 million treasury bonds due August 25, 2025;

•	0.0% Ps. 2,000,000 million treasury bonds due October 24, 2025;

•	0.0% Ps. 2,000,000 million treasury bonds due November 26, 2025;

•	4.5% Ps. 750,920 million treasury bonds due March 1, 2026;

•	0.0% Ps. 5,076,785 million treasury bonds due May 6, 2027;

•	4.9% Ps. 940,075 million treasury bonds due Nov 1, 2027;

•	5.0% Ps. 1,500,000 million treasury bonds due October 1, 2028;

•	2.3% Ps. 828,435 million treasury bonds due October 1, 2028;

•	0.0% Ps. 4,376,510 million treasury bonds due April 1, 2029;

•	5.8% Ps. 2,964,695 million treasury bonds due October 1, 2029;

•	4.7% Ps. 4,575,780 million treasury bonds due September 1, 2030;

•	6.0% Ps. 2,050 million treasury bonds due January 1, 2032;

•	6.0% Ps. 5,703,535 million treasury bonds due April 1, 2033;

•	2.8% Ps. 222,170 million treasury bonds due October 1, 2033;

•	6.0% Ps. 3,650 million treasury bonds due January 1, 2034;

•	7.0% Ps. 1,000,000 million treasury bonds due May 1, 2034;

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•	5.8% Ps. 1,750,000 million treasury bonds due October 1, 2034;

•	5.0% Ps. 4,519,200 million treasury bonds due March 1, 2035;

•	5.3% Ps. 1,968,410 million treasury bonds due November 1, 2037;

•	6.2% Ps. 2,021,980 million treasury bonds due October 1, 2040;

•	6.0% Ps. 3,397,970 million treasury bonds due January 1, 2043;

•	5.1% Ps. 2,720,565 million treasury bonds due July 15, 2050;

•	6.1% Ps. 1,041,600 million treasury bonds due Abril 1, 2056;

•	2.6% UF 435 thousand treasury bonds due September 1, 2025;

•	1.5% UF 52,781 thousand treasury bonds due March 1, 2026;

•	3.0% UF 349 thousand treasury bonds due March 1, 2027;

•	3.0% UF 300 thousand treasury bonds due March 1, 2028;

•	0.0% UF 156,744 thousand treasury bonds due October 1, 2028;

•	3.0% UF 458 thousand treasury bonds due March 1, 2029;

•	3.0% UF 1,448 thousand treasury bonds due January 1, 2030;

•	1.9% UF 151,453 thousand treasury bonds due September 1, 2030;

•	3.0% UF 168 thousand treasury bonds due January 1, 2032;

•	0.0% UF 92,200 thousand treasury bonds due October 1, 2033;

•	3.0% UF 178 thousand treasury bonds due January 1, 2034;

•	2.0% UF 162,630 thousand treasury bonds due March 1, 2035;

•	3.0% UF 2,219 thousand treasury bonds due March 1, 2038;

•	3.0% UF 2,676 thousand treasury bonds due March 1, 2039;

•	3.4% UF 24,000 thousand treasury bonds due October 1, 2039;

•	3.0% UF 1,533 thousand treasury bonds due January 1, 2040;

•	3.0% UF 262 thousand treasury bonds due January 1, 2042;

•	3.0% UF 188,450 thousand treasury bonds due January 1, 2044;

•	2.1% UF 117,564 thousand treasury bonds due July 15, 2050; and

•	2.8% UF 37,190 thousand treasury bonds due November 1, 2055.

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